CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm as the predecessor fund’s auditor under the caption “Independent Registered Public Accounting Firm”, and to the incorporation by reference of our reports dated February 19, 2010 for Van Kampen Harbor Fund, Van Kampen Real Estate Securities Fund, and Van Kampen U.S. Mortgage Fund, and May 18, 2010 for Van Kampen Asset Allocation Conservative Fund, Van Kampen Asset Allocation Growth Fund, Van Kampen Asset Allocation Moderate Fund, and Van Kampen Leaders Fund, in the Statement of Additional Information of AIM Growth Series (Invesco Growth Series) in this Post-Effective Amendment No. 93 to the Registration Statement (Form N-1A No. 002-57526) of AIM Growth Series (Invesco Growth Series).
ERNST & YOUNG LLP
Chicago, Illinois
January 20, 2011